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                                                                    EXHIBIT 21.1

                 LIST OF THE COMPANY'S SIGNIFICANT SUBSIDIARIES

NAME                                             JURISDICTION OF INCORPORATION
----                                             -----------------------------

Eastman, Inc.                                            Delaware
Office Depot, Inc.                                       Delaware
OD International, Inc.                                   Delaware
The Office Club, Inc.                                    California
ODO, Inc.                                                Florida
Office Depot of Texas, L.P.                              Delaware
ODI of Texas, Inc.                                       Delaware
Office Depot International (UK) Limited                  United Kingdom
Viking Office Products, Inc.                             California